Exhibit 10.7
Appendix 2:
Contract No.: 16084000557
Fixed Assets Loan Agreement
Borrower (Party A): Lishan Senbao (shanghai) Investment Management Co., Ltd.
Domicile (address): Third floor, fifth floor of No. 57 Building, No. 461, Hongcao Road
Legal representative: Zhang Tuo

Lender (Party B):	Shanghai Caohejing Hi-Tech Park Branch, Industrial and Commercial Bank of China Co., Ltd.
Domicile (address): No. 900, Yishan Road
Legal representative (responsible person): Xu Guanghua

Contents

Article I	Party A’s statement and suretyship

Article II	Type of loans

Article III	Use of loans

Article IV	Amount and period of loans

Article V	Interest rate and interest-bearing of loans

Article VI	Withdrawal conditions

Article VII	Withdrawal arrangements

Article VIII	Source of repayment fund and repayment

Article IX	Guaranty

Article X	Rights and obligations

Article XI	Default and liabilites

Article XII	Effectiveness, amendment, dissolution and termination

Article XIII	Dispute resolution

Article XIV	Other issues agreed by parties

Article XV	Supplementary provisions

Whereas,
Party A, for the uses specified in Article 3.1 of this contract, applied for loans from Party B;
and
Party B agreed to provide the loans to Party A, in order to define the rights and obligations of the two parties, in accordance with the “Contract Law”, the “Lending General Provisions” as well as other related laws and regulations, Party A and Party B signed the contract through equal negotiations and agreements.
Article I      Party A’s statement and suretyship
1.1	Party A is established in accordance with the law, is an entity with legal person qualifications (or is a branch legitimately authorized by a legal person institution), and has the right to perform the contract in accordance with the law.

1.2	The projects to be constructed using the loans under the terms of the contract have obtained the approval or approbation of related government agencies.

1.3	Various accountant statements and materials provided for the investigation, review, management of project loans shall be authentic, accurate and complete.
Article II      Type of loans
2.1	The loans under the contract are fixed assets loans.
Article III      Use of loans
3.1	The use of the loans granted under the contract is: alteration construction and decoration of the 44 stores owned by Party A.

3.2	Without Party B’s written consent, Party A shall not change the use of the loans as defined in the contract.
Article IV      Amount and period of loans
4.1	The amount of the loans under the contract is RMB (amount in words) one hundred and seventy-two million (amount in figure) 172,000,000 Yuan (in case the amount in figure is inconsistent with the amount in words, the amount in words shall prevail, throughout the contract).

4.2	The period of the loans under the contract is 36 months, from September 28, 2008 to September 27, 2011. In case of withdrawal through several transactions or maturity by multiple transactions, the maturity date of the last transaction shall be no later than the above mentioned deadline.
Article V      Interest rate and interest-bearing of loans

5.1	The interest of the loans under the contract shall be computed by day in accordance with the actual number of lending days starting from the actual day of withdrawal (daily interest rate= annual interest rate/360). The interest shall be settled by month (month/season). The day of interest settlement is the twentieth day of each month (the twentieth day of each month/the twentieth day of the last month of each season). If the day of interest settlement is not a working day of the bank, then it shall be prolonged accordingly to the next working day of the bank. When the loans expire, the interest shall be clear with the principal.

5.2	The interest rate of the loans under the contract shall be determined by the terms specified in 5.2.2.
5.2.1	The annual interest rate is the fixed interest rate of %, which shall not be adjusted during the period of the contract.

5.2.2	The interest rate of the contract is defined as raise (raise/lower) 0% based on the People’s Bank of China’s benchmark interest rate of the same category (that is, the benchmark interest rate of loans of the same period). The contract interest rate of each withdrawal shall be computed separately, and will be adjusted once for each period, where the period is defined by year (year/half year/season/month), for each withdrawal transaction. The time to determine the interest rate of the first period is the actual withdrawal payment day. Party B shall determine the interest rate of the first period in accordance with the People’s Bank of China’s benchmark interest rate of the same category of the day and the floating range as agreed by the two parties. The time to determine the interest rate of the second period and all subsequent periods is the corresponding day of the actual withdrawal payment day. Party B shall determine the interest rate of that period of the withdrawal transaction in accordance with the People’s Bank of China’s benchmark interest rate of the same category of the corresponding day and the floating range agreed by the two parties. In case that in the month of adjustment there is no corresponding day with an actual withdrawal payment day, then the last day of that month shall be deemed the corresponding day. The corresponding day of the actual withdrawal payment day for each withdrawal transaction refers to the date one period after the actual withdrawal payment day of the withdrawal transaction. For instance, if the actual withdrawal payment day is May 9th of the year, then the corresponding day of the second period shall be June 9th of the year if a period consists of one month; August 9th of the year if a period consists of one season; November 9th of the year if a period consists of half a year; and May 9th of the following year if a period consists of a year, and so on.

5.2.3	Other terms:
Party B shall notify Party A in writing within 30 days from the day of the change of interest rate, while whether the notice is delivered or not shall not affect its implementation.
5.3	If the People’s Bank of China adjusts the interest rate or the methods to determine the interest rate, then it shall be handled in accordance with the related regulations of the People’s Bank of China.
Article VI      Withdrawal conditions

6.1	Before each withdrawal transaction, Party A shall satisfy the following conditions:
6.1.1	The guaranty contract has been established in accordance with the law and come into effect;

6.1.2	The capital and other funds to be duly raised for the projects constructed using the loans under the terms of the contract are in place in accordance with the specified time and proportion;

6.1.3	No excessive costs had been resolved through self-financing;

6.1.4	The progress of projects has been achieved in accordance with the plan;

6.1.5	The withdrawal formalities have been processed in Party B’s premise according to the terms of the contract;

6.1.6	No breach of contract as specified by the contract has occurred; and

6.1.7	Other related materials have been provided to handle the loans in accordance with Party B’s requirements.
Article VII      Withdrawal arrangements
7.1	The terms of withdrawal for the loans under the contract shall be implemented in accordance with the following 7.1.3.
7.1.1	Party A withdraws the money in one time on Month Day, Year, and transfer all the loans to the account opened in Party B’s premise;

7.1.2	Party A withdraws the money through transactions, the specific amount and date of which are as follows:
7.1.2.1	Month Day, Year, amount (in words) Yuan (in figure: Yuan);

7.1.2.2	Month Day, Year, amount (in words) Yuan (in figure: Yuan);

7.1.2.3	Month Day, Year, amount (in words) Yuan (in figure: Yuan);

7.1.2.4	Month Day, Year, amount (in words) Yuan (in figure: Yuan);

7.1.2.5	Month Day, Year, amount (in words) Yuan (in figure: Yuan);
7.1.3	Other terms of withdrawal:

The company withdraws the money through several transactions according to its need., the withdrawal period is from September 28, 2008 to June 27, 2009. The amount not withdrawn within the withdrawal period shall be regarded as quota surrendered by Party A. After the withdrawal period, Party A shall not withdraw the remaining amount for any reason.
7.2	Party A shall withdraw the loans according to the agreements as Article 7.1 of the contract. In case of a special circumstance, it shall issue a written application, and, upon a written consent of Party B, may advance or postpone the time of withdrawal by up to days.
7.3	If Party B requests to cancel all or part of the amount of money not withdrawn under the contract, it shall submit a written application to Party B 30 days in advance of the withdrawal date specified by the contract, and such amount may be cancelled after receiving a written consent of Party B.

7.4	The specific withdrawal date and repayment date in the contract shall be the actual date recorded in the receipt for the borrowed money handled by Party A and Party B. The receipt for borrowed money or the loan withdrawal document comprises an indispensable part of the contract. The contract shall prevail in cases of inconsistencies, except for dates, between the receipt and the contract.
Article VIII      Source of repayment fund and repayment
8.1	The capital for Party A’s repayment of the principal and interest of the loans under the contract is attributed but not limited to:
8.1.1	Revenue of Party A’s main business and other revenues ;

8.1.2	.
8.2	No agreement in which Party A is an interested party, concerning Party A’s source of repayment capital, shall affect Party A’s performance of its repayment obligation under this contract. Under no circumstances shall Party A cite Article 8.1 to refuse to perform its repayment obligation under the contract.

8.3	Party A shall pay the interest on time and in full in accordance with the terms of the contract, and repay the principal of the loans in accordance with the following agreement as in Article 8.3.3:
8.3.1	Repay the principal in one time, Party A shall repay all the principal of the loans on Month Day, Year;

8.3.2	Repay the principal by several times, the specific amount of repaid principal and date are as follows:
8.3.2.1	Month Day, Year, amount (in words) Yuan (in figures: Yuan);

8.3.2.2	Month Day, Year, amount (in words) Yuan (in figures: Yuan);

8.3.2.3	Month Day, Year, amount (in words) Yuan (in figures: Yuan);

8.3.2.4	Month Day, Year, amount (in words) Yuan (in figures: Yuan);

8.3.2.5	Month Day, Year, amount (in words) Yuan (in figures: Yuan);
(Additional pages can be attached in case of more periods)
8.3.3	Other terms of principal repayment:

Repayment through multiple transactions: repay 35 million Yuan before the expiration of the first year period beginning the first day of withdrawal by Party A; repay 57 million Yuan before the expiration of the second year period beginning the first day of withdrawal by Party A; and repay 80 million Yuan before the deadline of the loans specified by the contract. The repayment shall be made per season.
8.4	If Party A intends to make the repayment in advance, it shall submit a written application to Party B 30 days prior to the date of the intended earlier repayment, and shall receive a written consent of Party B;

8.5	If Party A intends to make the repayment in advance, it shall receive a consent of Party B, and the repaid principal shall be no less than Yuan (amount in words), and shall be the integral multiples of Yuan (amount in words).

8.6	The principal that Party A repaid in advance shall offset in reverse order according to the repayment order set forth in Article 8.3.2 of the contract or according to the repayment order determined by the receipt of the loans.

8.7	The deposit balance of the settlement account that is opened by Party A in Party B’s premise seven days prior to the interest settlement date or the principal repayment date specified by the contract or determined by the receipt of the loans shall be no less than the interest or/and the principal to be duly paid. Otherwise, Party B shall have the right to suspend or cancel the loans that Party A has not withdrawn or used, and shall have the right to collect part or all of the loans in advance; for the loans that cannot be collected, the liquidated damages shall be collected, computed on daily basis according to the interest rate of overdue loans. In addition, Party A authorizes Party B to collect the principal and interest of the loans to be duly paid by Party A from the account that Party A opens in Party B’s system on the specified interest settlement date or the principal repayment date.
Article IX      Guaranty
9.1	The terms of the guarantee for the loans under the contract are: suretyship, mortgage.

9.2	Party A is obliged to proactively assist Party B and prompt Party B and the surety to sign the guarantee contracts on the specific guarantee issues of this contract with No. 16084000557101, 16084000557102, 16084000557103 and 16084000557201.

9.3	If the guarantee under the contract changes negatively to the creditor rights of Party B, upon Party B’s notice, Party A shall separately provide a guarantee that satisfies Party B according to the requirements.
Article X      Rights and obligations
10.1	Rights and obligations of Party A:
10.1.1	Withdraw and use the loans according to the period and use of loans specified in the contract;

10.1.2	Do not repay the loans in advance without Party B’s consent;

10.1.3	Accept Party B’s investigation, understanding and supervision of the use situations of the loans under the contract in a timely manner;

10.1.4	Proactively cooperate with the investigation, understanding and supervision of its situations relating to production, operation, project construction and financial situations, and provide report materials such as the balance sheet, income statement , etc. of each period to Party B;

10.1.5	Proactively support Party B to participate in related issues such as three calculation review (budget estimates, budget, final accounts), engineering bidding and project completion acceptance, etc.;
10.1.6	Pay off the principal and interest of the loans under the contract according to the terms of the contract;

10.1.7	Assume the expenses of related costs under the contract, including but not limited to the costs of events such as notarization, authentication, evaluation, registration, etc.;

10.1.8	Send out the return receipt within 3 days after signing the collection letter or collection file delivered through mail or other forms by Party B;

10.1.9	When carrying out actions such as contracting, renting, shareholding reform, joint operation, merger, acquisition, joint-venture, separation, equity change, major assets transfer as well as other actions that suffice to affect the exercise of Party B’s rights and interests, Party A shall notify Party B at least 30 days in advance and receive a written consent of Party B, otherwise the abovementioned actions shall not be conducted before paying off all the debts;

10.1.10	In case of changes in items of business registration such as residence, correspondence address, business scope, legal representative, etc., Party A shall notify Party B in writing within 7 days after such changes;

10.1.11	In case of any other events that jeopardize its normal operations or have serious negative influence on its performance of the repayment obligations under the contract, including but limited to major economic disputes, bankruptcy, worsening financial situations, etc., Party A shall immediately notify Party B in writing;

10.1.12	Upon a business closure, dismissal, suspension and rectification, revocation or cancellation of the business license, Party A shall notify Party B in writing within 5 days after such event, and shall ensure to repay the principal and interest of the loans immediately;

10.1.13	Assume all the costs such as lawyer’s cost, etc. incurred during the exercise of Party B’s creditor rights under the contract;

10.1.14	Timely, completely and accurately disclose its related parties’ relationship and the associated transactions to Party B, in accordance with the “Accounting Standards for Enterprises —Disclosure of related parties’ relationship and their transactions”, the related parties in this article refer to:
10.1.14.1	Enterprises directly or indirectly controlled by Party A, enterprises directly or indirectly control Party A, as well as enterprises the same enterprises that control Party A;

10.1.14.2	Party A’s cooperative enterprises;

10.1.14.3	Party A’s associated enterprises;

10.1.14.4	Party A’s major individual investors, key management personnel or their closely related family members;

10.1.14.5	Enterprises directly controlled by Party A’s major individual investors, key management personnel or their closely related family members.
The other words in this article have the same meaning with the identical words in the “Accounting Standards for Enterprises —Disclosure of related parties ‘relationship and their transactions”.
10.2	Rights and obligations of Party B:

10.2.1	Ask Party A to provide all materials related to the loans;

10.2.2	Collect the principal, interest, compound interest, penalty interest of the loans and all other costs to be paid duly by Party A under the contract from Party A’s account in accordance with the terms of the contact as well as laws and regulations;

10.2.3	In cases of Party A’s evasion of Party B’s supervision, default of the principal and interest or other serious actions of breach, Party B shall have the right to carry out credit sanctions, shall have the right to notify related departments or units, and shall have the right to issue a collection notice through news media;

10.2.4	Provide Party A with the loans on time and in full, according to the terms of the contract (except delays caused by Party A’s fault);

10.2.5	Keep confidential the materials and situations provided by Party A related to its debts, finance, production, operation, etc., except as is otherwise regulated by the contract or laws and regulations.
Article XI      Default and liabilities
11.1	After the contract comes into effect, the interested parties of Party A and Party B shall both perform the obligations specified in the contract. Any party who fails to perform all the obligations specified in the contract shall assume the liabilities for breach of contract in accordance with the law.

11.2	If Party A fails to handle and withdraw the loans in accordance with Article 7.1 of the contract, Party B shall have the right to collect liquidated damages for delays computed on daily basis according to the interest rate in the contract;

11.3	If Party B fails to grant the loans in accordance with Article 7.1 of the contract, it shall pay the liquidated damages for delays computed on daily basis according to the interest rate in the contract;

11.4	If, without the written consent of Party B, Party A repays the loans under the contract in advance, Party B shall have the right to calculate and collect interests according to the loan period and interest rate as specified in the contract.

11.5	If Party A fails to repay the principal and interest of the loans under the contract upon expiration, Party B shall have the right to clear off such loans within a time limit, whereas Party A authorizes Party B to confiscate the capital in all the accounts that Party A opens in the Industrial and Commercial Bank of China and all of its branch institutions to compensate for the debts under the contract. Meanwhile, for the overdue loans, the penalty interest shall be computed and collected by an additional 40% plus the interest rate in the contract. For the overdue interests, the compound interest shall be computed and collected by an additional 40% plus the interest rate in the contract. If the amount deducted is a foreign currency, it shall be computed according to the offer price of the foreign exchange publicized by Party B on the day of deduction.

11.6	If Party B fails to use the loans as specified in the contract, Party B shall have the right to suspend granting of the loans, and shall have the right to collect part or all of the loans in advance or terminate the contract. For the loans that Party A uses in breach of the contract, Party B shall calculate and collect the penalty interest by an additional 70% plus the interest rate in the contract according to the number of days of the uses in breach, and calculate and collect the compound interest by an additional 70% plus the interest rate in the contract for the unpaid interest.
11.7	During the loan period, the compound interest shall be computed and collected by the interest rate in the contract for the interests not paid on time. After the loans become overdue, the compound interest shall be computed and collected by the interest rate specified in 11.5.

11.8	If the circumstances listed in Articles 11.5 and 11.6 for the loans used by Party A occur simultaneously, Party B shall penalize according to the more serious measure of the two, and the two penalties shall not be imposed together.

11.9	If Party A conducts one of the following behaviors, it shall correct and take remedial measures that satisfy Party B within 7 days after receiving Party B’s notice, otherwise, Party B shall have the right to suspend or cancel the loans that Party A has not withdrawn or used, and shall have the right to collect part or all of the loans in advance. For the loans that cannot be collected, the liquidated damages shall be collected by the day according to the interest rate of overdue loans;
11.9.1	Provide balance sheet, income statement and other financial materials that are false or conceal important facts;

11.9.2	Do not cooperate or refuse to accept Party B’s supervision of its use of the loans and related production, operation and financial activities;

11.9.3	Transfer or dispose, or threaten to transfer or dispose a material portion of its property without the consent of Party B;

11.9.4	A material portion or all of its property is occupied by other creditors or taken over by a designated trustee, recipient or similar personnel, or its property is detained or frozen, which might incur serious loss to Party B;

11.9.5	Without Party B’s consent, carry out contracting, renting, shareholding reform, joint operation, merger, acquisition, joint-venture, separation, equity change, major assets transfer as well as other actions that is material enough to affect the exercise of Party B’s rights and interests and jeopardizes the safety of Party B’s creditor rights;

11.9.6	Occur changes in items of business registration such as residence, correspondence address, business scope, legal representative, etc. or situations such as major external investment, etc. that seriously affect or threaten the exercise of Party B’s creditor rights;

11.9.7	Involvement in major economic disputes or worsening financial situations, etc. that seriously affect or threaten the exercise of Party B’s creditor rights;

11.9.8	Fail to perform the information disclosure obligations of Party A or its related parties are in one of the following situations, which might have negative influences on Party B’s performance of its obligations under the contract:
11.9.8.1	Worsening financial situation of Party A’s related parties;

11.9.8.2	Party A or any of its related parties is filed and punished or dealt with punishment measures in accordance with the law by the judiciary department or administrative law enforcement department of taxation, business, etc. and administrative management department;

11.9.8.3	The relationship of controlling and being controlled between Party A and its related parties changes;

11.9.8.4	Party A’s related parties are involved in or might be involved in major economic disputes, lawsuit and arbitration;
11.9.8.5	Party A’s major individual investors, key management personnel undergo abnormal changes or are investigated or restricted of personal freedom by the judiciary department in accordance with the law due to suspected crime activities;

11.9.8.6	Other situations occurred to Party A’s related parties that might have negative influences on Party A;
11.9.9	Failure to repay any other debts of money payment assumed by Party A after their maturity (including those announced as mature in advance), or failure to perform or breach any obliged agreement or document that might affect Party A’s capacity to perform the obligations under the contact;

11.9.10	Any other situations that might threaten the exercise of Party B’s creditor rights under the loan contact or lead to great loss to be suffered by Party B.
Article XII      Effectiveness, change, dissolution and termination
12.1	The contract shall come into effect from the day that legal representatives (responsible persons) of Party A and Party B or their authorized agents sign or stamp the seal and stamp the official seal, and shall come into effect after the guarantee contract comes into effect if there is guarantee. The contract shall terminate on the day the principal, interest, compound interest, penalty interest, liquidated damages and all other due costs are paid off.

12.2	Under one of the following circumstances, Party B shall have the right to require Party A to repay the principal and interest of the loans in advance and compensate the loss:
12.2.1	When Party A undergoes a business closure, dismissal, business suspension and rectification, revocation or cancellation of the business license;

12.2.1	The guarantee under the contract has some negative changes on Party B’s creditor rights, and Party A fails to provide the necessary guarantee according to party B’s requirements;

12.2.3	Party A fails to repay the loans on time or fails to use the loans according to the use as agreed, incurs overdue interests, or commits other serious breach of contract.
12.3	If Party A requires an extension of the time limit of the loans, it shall submit a written application and the surety’s written opinion of continuous suretyship to Party B 30 days prior to the termination of the contract. Upon Party B’s approval after review and the signing of an extension agreement, the time limit of the loans under the contract can be extended. Before the two parties sign the extension agreement, this loan contract shall continue to be implemented.

12.4	After the contract comes into effect, other than the agreement already in the contract, neither Party A nor Party B shall unilaterally alter or terminate the contract in advance. If it is deemed necessary to alter or terminate the contract, it shall be based on a consensus between Party A and Party B through negotiations a resulting written agreement. Before the written agreement is reached, this contract shall continue to be implemented.
Article XIII      Dispute resolution

13.1	For the dispute occurred in the course of performing the contract between Party A and Party B, it shall first be resolved by Party A and Party B through negotiations. If the negotiations fail, then it shall be resolved according to Article 13.1.2:
13.1.1	Arbitration by ;

13.1.2	Resolution through lawsuit in the court with jurisdiction over Party B.
Article XIV      Other issues agreed by parties
14.1	In case of overspending in Party A’s projects, Party A shall solve it by self-raised funds.

14.2	Without the consent of Party B, it shall not add new external bank financing, provide guarantee and external investment in the name of the project constructed under the contract.

14.3	If Hanting Xingkong (Shanghai) Hotel Management Co., Ltd, Shanghai Yiju Hotel Management Co., Ltd or Hanting (Tianjin) Investment Consultancy Co., Ltd commits a breach of any other loan contract with Party B or with other banks, or fails to repay any other debts of money payment after maturity (including those announced as mature in advance), then it shall be regarded that Party A has breached this contract, and Party B shall have the right to suspend or cancel the loans that Party A has not withdrawn or used, and shall have the right to collect part or all of the loans in advance. For the loans that cannot be collected, the liquidated damages shall be collected by the day according to the interest rate of overdue loans.

14.4	Party A shall purchase proper property insurances for all the stores under the project (see the attachment for the specific names and locations of the stores), with Party B as the first beneficiary. The insurance period shall cover the loan period of the project.

14.5	All the stores open for business of Hanting brand economic chain hotels (including all the stores owned by Party A and its related parties, see the attachment for details) shall be brought into Party B’s cash management platform (partner shop, contracting operation, joint-venture, joint-stock shops excluded), the business revenues of all the stores shall be accumulated into the cooperate account (that is, the capital accumulation account, account No. 1001266319890000068) opened by Party A or its related parties through Party B’s cash management platform.

14.6	Each day Party B shall monitor Hanting system’s capital in-flow of the above mentioned capital accumulation account in Party B, and make necessary calculations at the end of each month. If for two consecutive months, the collected capital per day is less than 50% of the average daily amount of the operation revenue of the opened stores in that month that have been brought into the cash management platform, Party B shall have the right to suspend or cancel the loans that Party A has not withdrawn or used and shall have the right to collect part or all of the loans in advance. For the loans that cannot be collected, the liquidated damages shall be collected on daily basis according to the interest rate of overdue loans.

14.7	For the mortgage guarantee addressed in Articles 9.1 and 9.2 of the contract, the guaranteed principal creditor rights is the 27301575 Yuan in the loan contract. The loan contract system shall be respectively provided by Hanting Xingkong (Shanghai) Hotel Management Co., Ltd, Shanghai Yiju Hotel Management Co., Ltd or Hanting (Tianjin) Investment Consultancy Co., Ltd. The three parties jointly and severally provide the suretyship guarantee for the 172000000.00 Yuan in the loan contract.

Article XV      Supplementary provisions
15.1	The appendixes of the contract comprise an indispensable part of the contract and shall have equal legal effects along with the text of the contract.

15.2	During the performance of the contract, if a certain withdrawal day or repayment day is not a working day of the bank, then it shall be prolonged accordingly to the next working day of the bank.

15.3	The contract is made out in twenty-four copies of one format, with Party A holding one copy, Party B holding one copy, and with the mortgagor, surety party holding one copy. All copies shall have equal legal effects.
Party A (official seal):
Lishan Senbao (shanghai) Investment Management Co., Ltd.
Legal representative (or entrusted agent): Zhang Tuo
September 22, 2008
Party B (official seal):
Shanghai Caohejing Hi-Tech Park Branch, Industrial and Commercial Bank of China Co., Ltd.
Legal representative (or entrusted agent): Xu Guanghua
September 22, 2008